I, Steven I. Koszalka, in my capacity as Secretary of the American Funds Insurance Series, certify that in compliance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, the Principal Executive Officer and Treasurer of American Funds Insurance Series (”AFIS”) intend to certify to the U.S. Securities and Exchange Commission (“SEC”) with respect to the attached PDFs of the Series (Quarterly, Semi-annual or Annual) report. MML Series Investment Fund may rely on these certifications, which will be made in connection with AFIS’ filings with the SEC on forms N-CSR and N-Q, which can be found at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000729528&owner=include&count=40.

/s/ Steven I. Koszalka	August 13, 2019
Steven I. Koszalka	Date
Secretary,
American Funds Insurance Series